Exhibit 10.1

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Share Subscription Agreement

IronRidge Resources Ltd ACN 127 215 132 (Company)

Piedmont Lithium Ghana Holdings Inc. (Subscriber)

Piedmont Lithium Inc. (Guarantor)

BRISBANE		PERTH

Level 8, Waterfront Place, 1 Eagle Street Brisbane Qld 4000 Australia	T +61 7 3024 0000 F +61 7 3024 0300	Level 27, Allendale Square, 77 St Georges Terrace Perth WA 6000 Australia	T +61 8 9211 8111 F +61 8 9221 9100

PO Box 7822, Waterfront Place Qld 4001 Australia		PO Box Z 5312, St Georges Terrace, Perth WA 6831 Australia

E contactus@hopgoodganim.com.au		www.hopgoodganim.com.au

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Table of Contents

1.	Definitions and interpretation		1
	1.1	Reference Schedule	1
	1.2	Definitions	2
	1.3	Interpretation	7
	1.4	Business Days	8
	1.5	Parties	8
2.	Subscription and Allotment for Subscription Shares		8
3.	Conditions Precedent		8
	3.1	Conditions Precedent	8
	3.2	Waiver of Conditions Precedent	8
	3.3	Obligations to satisfy Conditions Precedent	9
	3.4	Result of non-satisfaction of Conditions Precedent	9
4.	Completion		9
	4.1	Completion	9
	4.2	Subscriber’s obligations	9
	4.3	Completion on a Delivery-versus-Payment basis	9
	4.4	Subscriber’s CREST details	10
	4.5	Company’s CREST details	10
	4.6	Depositary Interests to be credited to Subscriber’s CREST account	10
	4.7	Company’s obligations	10
	4.8	Conditions of issue of Subscription Shares	11
	4.9	Simultaneous actions at Completion	11
	4.10	Subscriber Nominee	11
	4.11	Effect of Admission	11
5.	Obligations of the Company prior to Completion		12
	5.1	Company’s Conduct	12
	5.2	Additional Covenants	13
	5.3	Board Approval to issue Subscription Shares	13
	5.4	Application for Admission of Subscription Shares	13
	5.5	Shareholder Approval	13
	5.6	Public Announcements	14
6.	Appointment of Director		14
7.	Company Undertakings following Completion		15
	7.1	Access to Information	15
8.	Default		15
	8.1	Failure to Complete	15
	8.2	Enforcement of rights	15
	8.3	Indemnity	16
	8.4	Termination of agreement	16
9.	Warranties by Company		16
	9.1	Company Warranties	16
	9.2	Accuracy	16
	9.3	Separate Warranties	16
	9.4	Qualifications	17
	9.5	No warranties about forecast information	17
10.	Warranties by Subscriber and Guarantor		17
	10.1	Guarantor and Subscriber’s warranties	17
	10.2	Accuracy	20
	10.3	Separate Warranties	20
11.	Guarantee		20
	11.1	Guarantee	20
	11.2	Extent of Guarantee	20
	11.3	Principal and independent obligation	21
	11.4	Continuing guarantee and indemnity	21
	11.5	Rescission or payment	21

HopgoodGanim Lawyers

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Table of Contents

12.	Goods and Services Tax		21
	12.1	Taxable supply	22
	12.2	Reimbursements	22
	12.3	Definitions	22
13.	Notices		22
	13.1	Form	22
	13.2	Manner	22
	13.3	Time	22
	13.4	Initial details	23
	13.5	Changes	23
14.	Governing law and jurisdiction		23
	14.1	Governing law	23
	14.2	Jurisdiction	23
15.	Miscellaneous		23
	15.1	Exercise rights	23
	15.2	Merger	23
	15.3	No merger	24
	15.4	Moratorium legislation	24
	15.5	No assignment	24
	15.6	Remedies cumulative	24
	15.7	Severability	24
	15.8	Costs	24
	15.9	Variation	24
	15.10	Waiver	24
	15.11	Counterparts	24
	15.12	Whole agreement	25
	15.13	Confidentiality	25

Schedule 1 - Conditions Precedent	26
Schedule 2 - Application for Subscription Shares	1
Schedule 3 – Company Warranties	1
Schedule 4 - Disclosure Schedule	1
Schedule 5 – Tenements	1

HopgoodGanim Lawyers

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement
Date

Parties

IronRidge Resources Ltd ACN 127 215 132 (Company)

Piedmont Lithium Ghana Holdings Inc. (Subscriber)

Piedmont Lithium Inc. (Guarantor)

Background

A.	The Subscriber has agreed to subscribe for the Subscription Shares and the Company has agreed to issue the Subscription Shares, on the terms and conditions set out in this agreement.

B.	The Guarantor has agreed to guarantee the obligations of the Subscriber under this agreement.

It is agreed

1.	Definitions and interpretation

1.1	Reference Schedule

Where a term used in this agreement appears in bold type in this Reference Schedule, that term has the meaning shown opposite it in this Reference Schedule.

Company’s Address Details	Address: Electronic Mail: Attention:	Level 33, Australia Square, 264 George Street Sydney NSW 2000 [***] [***]
Company’s Solicitors’ Bank Account	Bank: Branch: Account Name: Account Number: BSB: Swift Code:	[***] [***] [***] [***] [***] [***]
Subscriber’s Address Details	Address: Electronic Mail: Attention:	32N Main Street Suite 100 Belmont, NC 28012 United States [***] Bruce Czachor – VP and General Counsel

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

1.2	Definitions

In this agreement:

Admission means admission of the Subscription Shares to trading on AIM becoming effective in accordance with the AIM Rules.

Affiliate means, with respect to a Party, any entity that controls, is controlled by or is under common control with that Party, for so long as such control exists.

AIM means the AIM Market of the London Stock Exchange.

AIM Rules means the rules which set out the obligations, responsibilities and guidance notes in relation to companies whose shares are admitted to AIM including the AIM guidance notes for Mining and Oil and Gas companies as published by the London Stock Exchange from time to time.

Anti-Dilution Right has the meaning given in clause 7.1(a).

ASIC means the Australian Securities and Investments Commission.

Authorisation means:

(a)
an approval, authorisation, consent, declaration, exemption, filing, license, lodgement, notarization, permit or waiver from, however it is described including any condition attaching to it and any renewal or amendment of it, and any applications and notices filed with or required by, any Government Body; and

(b)	in relation to anything that could be prohibited or restricted by law if a Government Body acts in any way within a specified period, the expiry of that period without that action being taken.

Authorised Officer of a party which is a corporation means:

(a)	an employee of the party whose title contains either of the words Director or Manager;

(b)	a person performing the function of any of them;

(c)	a solicitor acting on behalf of the party; or

(d)	a person appointed by the party to act as an Authorised Officer for the purposes of this agreement and notified to the others.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Board Meeting means a meeting of the board of directors of the Company to approve the issue and allotment of the Subscription Shares.

Business means the business carried on by the Company and its Subsidiaries at the Execution Date.

Business Day means:

(a)
for determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and

(b)	for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, Australia, London, UK and New York, USA.

Change of Control means a change in:

(a)	control of the composition of the board of directors of the Company;

(b)	control of more than half the voting rights attaching to shares in the Company; or

(c)	control of more than half the issued shares of the Company.

Claim means, in relation to a person, any claim, cause of action, proceeding, suit or demand made against the person concerned however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Company Group means the Company and each of its Related Bodies Corporate.

Company Warranties has the meaning given in clause 9.1.

Company’s knowledge means the knowledge of Vincent Mascolo following reasonable inquiries with the employees of the members of the Company Group whom can reasonably be expected to know these facts.

Completion means completion of the issue and allotment of the Subscription Shares and Admission of the Subscription Shares to AIM and Complete has a corresponding meaning.

Completion Date means the date on which Completion occurs.

Conditions Date means the dates listed against the relevant Condition Precedent in the table in Schedule 1, and in any event, not later than August 31, 2021 unless otherwise agreed in writing by the Parties.

Conditions Precedent has the meaning given in clause 3.1.

Constitution means the constitution of the Company as amended from time to time.

Controller has the meaning given to that term in section 9 of the Corporations Act.

Convertible Securities has the meaning given in clause 7.1(b).

Corporations Act means the Corporations Act 2001 (Cth) as amended from time to time.

CREST means the electronic settlement system for UK and Irish securities operated by Euroclear.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Demerger means the proposed separation by the Company of its gold assets held through Related Bodies Corporate announced on AIM on 1 June 2021.

Depository Interest means a security which represents an underlying interest in a Share.

Director means a director of the Company.

Disclosure Schedule means the matters set out in Schedule 4.

Encumbrance means any charge, lien, mortgage, pledge, assignment by way of security, secured interest, title retention arrangement, preferential right or trust arrangement or any arrangement having the same or equivalent effect.

Equity Offer means any offer or issue of Equity Securities by the Company.

Equity Securities means shares of any class in the share capital of the Company.

Escrow Period means the earlier of;

(a)	12 months from the issue of the Subscription Shares; and

(b)	completion of expenditure of the Initial Interest Exploration and Minimum Amount (as such terms are defined in the Project Agreement).

Execution Date means the date this agreement is signed by the last of the parties.

Existing Entitlements means rights granted by the Company in existence as at the Execution Date under any options, convertible securities or other entitlements of any kind which may result in the issue of any new Equity Securities.

External Administrator means an administrator, Controller, trustee, provisional liquidator, liquidator or any other person holding or appointed to an analogous office or acting or purporting to act in an analogous capacity.

Euroclear means Euroclear UK & Ireland Limited (Company number 02878738).

FCPA means the Foreign Corrupt Practices Act 1997 (US).

FIRB means the Australian Foreign Investment Review Board.

FSMA means the Financial Services and Markets Act 2000 (UK), as amended, including any regulations made pursuant thereto.

Government Body means:

(a)	any person, body or other thing exercising an executive, legislative, judicial or other governmental function of any country or political subdivision of any country;

(b)	any public authority constituted by or under a law of any country or political subdivision of any country; and

(c)	any person deriving a power directly or indirectly from any other Government Body.

Initial Interest Conditions Precedent has the meaning given to that term in the Project Agreement term sheet.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

inside information shall have the meaning given to that term in article 7 of MAR.

Insolvency Event means:

(a)	in relation to any corporation:

(1)	its Liquidation;

(2)	an External Administrator is appointed in respect of the corporation or any of its property;

(3)	the corporation ceases or threatens to cease to carry on its business;

(4)	the corporation being deemed to be, or stating that it is, unable to pay its debts when they fall due;

(5)	any other ground for Liquidation or the appointment of an External Administrator occurs in relation to the corporation;

(6)	the corporation resolves to enter into Liquidation; or

(7)
an application being made which is not dismissed or withdrawn within ten Business Days for an order, resolution being passed or proposed, a meeting being convened or any other action being taken to cause or consider anything described in paragraphs (a) to (f) (inclusive) above;

(b)	in relation to an individual, that person becoming an insolvent under administration as defined in section 9 of the Corporations Act; and

(c)	in relation to any person, anything analogous to or having a similar effect to anything described above in this definition under the law of any relevant jurisdiction.

Issue Price means 20 pence per Subscription Share.

Law means the Constitution, the Corporations Act, FSMA, the AIM Rules, MAR, the Disclosure Guidance and Transparency Rules published by the Financial Conduct Authority, any regulatory guides published by ASIC and all other applicable laws and regulations in any jurisdiction.

Liquidation means:

(a)	a winding up or liquidation (whether voluntary or involuntary), provisional liquidation, dissolution, bankruptcy or other analogous proceeding; or

(b)
an arrangement, assignment, composition or moratorium with or for the benefit of creditors or any class or group of creditors (including an administration or arrangement under part 5.3A of the Corporations Act).

London Stock Exchange means London Stock Exchange Plc.

Loss means any loss, damage, cost, expense or liability incurred by the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

MAR means the UK version of the Market Abuse Regulation (EU) No. 596/2014 which is part of UK law by virtue of (as amended by the European Union (Withdrawal) Act 2018 (UK).

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Material Adverse Effect means, a material adverse effect in the reasonable opinion of the Subscriber on the Company’s Business, assets or financial position, or the Company’s ability to perform its obligations under this agreement.

Minerals has the meaning given to the term under the Mining Act.

Mining Act means Minerals and Mining Act, 2006 (Act 703) of Ghana and regulations made thereunder.

Nominated Director has the meaning given in clause 6(a).

Nominee means the person nominated by the Subscriber as the purchaser of the Subscription Shares under clause 4.10.

Offtake Agreement means the Spodumene Concentrate Purchase Agreement between the Subscriber or an Affiliate thereof and each of the Project Subsidiaries setting forth the terms and conditions under which the Subscriber or an Affiliate thereof undertake to purchase 50% of the spodumene concentrate production of the Project Subsidiaries entered as of the date hereof.

Project means the Company’s Ghanaian lithium project, located on the Tenements.

Project Subsidiaries means Charger Minerals Singapore Pte Ltd, IronRidge Resources Singapore Pte Ltd and Moda Minerals Singapore Pte Ltd.

Project Agreement means the Project Agreement between the Company, the Subscriber, the Guarantor and each of the Project Subsidiaries in relation to the acquisition of an interest by the Subscriber in the Ghanaian lithium project entered into as of the date hereof.

Proposed Transaction means the transactions contemplated by the Transaction Documents.

Reference Schedule means the schedule in clause 1.1.

Registrars means Computershare Investor, Services Plc, the Pavilions, Bridgwater Road, Bristol BS99 7NH, United Kingdom.

Regulatory Information Service means a service approved by the London Stock Exchange for the distribution to the public of regulatory announcements in accordance with the AIM Rules.

Related Body Corporate has the meaning given to it in the Corporations Act.

Share means an issued ordinary share in the capital of the Company, and Shares has the corresponding meaning.

Shareholders means the holders of Shares from time to time.

Shareholders’ Agreement means the Shareholders’ Agreement between the Company, the Subscriber and each of the Project Subsidiaries setting forth the rights and obligations of the Company and the Subscriber in relation to the funding, activities and management of the Project Subsidiaries entered into as of the date hereof.

Shareholding means the voting power of the Subscriber in the Company expressed in percentage (excluding any new issue of Shares in which the Subscriber was not given an opportunity to participate) except where the Subscriber Group ceases to hold such voting power percentage for a period less than 30 consecutive Trading Days.

Subscriber Group means the Subscriber and each of its Related Bodies Corporate.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Subscription Payment means £10,800,000.

Subscription Shares means 54,000,000 Shares.

Subsidiary of an entity means an entity which is controlled by that other entity, including the Project Subsidiaries.

Tenements means the mineral rights set forth in Schedule 5 and includes any lease, license, claim, permit or other authority issued or to be issued under the Mining Act which confers or may confer a right to prospect, explore for or mine any Mineral in the area comprising the Tenements, or which may facilitate the enjoyment of such right, and includes any application for, and any extension, renewal, conversion or substitution of the Tenements.

Trading Day means any day during which London Stock Exchange is open for business.

Transaction Announcement means:

(c)	in respect of the Company, the announcement by the Company through a Regulatory Information Service on the Execution Date; and

(d)	in respect of the Subscriber, the announcement by the Subscriber to ASX and NASDAQ on the Execution Date,

in respect of the transactions contemplated by this agreement in the form agreed between the Company and the Subscriber.

Transaction Documents means:

(e)	this agreement;

(f)	the Offtake Agreement;

(g)	the Project Agreement;

(h)	the Shareholders’ Agreement;

(i)	the Escrow Deed ; and

(j)
any other document necessary or desirable to give effect to the transactions contemplated under the above-listed Transaction Documents, including an application for shares in for form set out in Schedule 2.

1.3	Interpretation

(a)	Unless the contrary intention appears, a reference in this agreement to:

(1)	this agreement or another document includes any variation or replacement of it despite any change in the identity of the parties;

(2)	one gender includes the others;

(3)	the singular includes the plural and the plural includes the singular;

(4)	a person, partnership, corporation, trust, association, joint venture, unincorporated body, Government Body or other entity includes any other of them;

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(5)
an item, recital, clause, subclause, paragraph, schedule or attachment is to an item, recital, clause, subclause, paragraph of, or schedule or attachment to, this agreement and a reference to this agreement includes any schedule or attachment;

(6)	a party includes the party’s executors, administrators, successors, substitutes (including a person who becomes a party by novation) and permitted assigns;

(7)	any statute, ordinance, code or other law includes regulations and other instruments under any of them and consolidations, amendments, re-enactments or replacements of any of them;

(8)	$ or £ or Stirling or any other reference to money is to the lawful currency of the United Kingdom, unless otherwise stated; and

(9)	a time is a reference to Sydney time unless otherwise specified.

(b)	The words include, including, such as, for example and similar expressions are not to be construed as words of limitation.

(c)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(d)	Headings and any table of contents or index are for convenience only and do not affect the interpretation of this agreement.

(e)
A provision of this agreement must not be construed to the disadvantage of a party merely because that party or its advisers were responsible for the preparation of this agreement or the inclusion of the provision in this agreement.

1.4	Business Days

(a)	If anything under this agreement must be done on a day that is not a Business Day, it must be done instead on the next Business Day.

(b)	If an act is required to be done on a particular day, it must be done before 5.00pm on that day or it will be considered to have been done on the following day.

1.5	Parties

(a)	If a party consists of more than one person, this agreement binds each of them separately and any two or more of them jointly.

(b)	An agreement, covenant, obligation, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them separately.

(c)	An agreement, covenant, obligation, representation or warranty on the part of two or more persons binds them jointly and each of them separately.

2.	Subscription and Allotment for Subscription Shares

Subject to the satisfaction of the Conditions Precedent:

(a)	the Subscriber agrees to subscribe for the Subscription Shares and pay the Subscription Payment to the Company; and

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(b)
subject to the receipt of the Subscription Payment by the Company in its Bank Account in cleared funds the Company agrees to allot and issue the Subscription Shares to the Subscriber (or its Nominee) on the terms of this agreement.

3.	Conditions Precedent

3.1	Conditions Precedent

Completion of the issue and allotment of the Subscription Shares is conditional on and does not become binding unless each condition in Schedule 1 (Condition Precedent) is satisfied or waived under this clause on or before the date specified in the table in Schedule 1 next to that Condition Precedent and in any event, not later than the Conditions Date.

3.2	Waiver of Conditions Precedent

(a)	A Condition Precedent is for the benefit of each party specified as having the benefit of that Condition Precedent in the table in Schedule 1 (Benefiting Party).

(b)
Provided such waiver is permitted by law, a Condition Precedent may be waived by the corresponding Benefiting Party, in its sole discretion, by giving notice in writing to each other party on or before the corresponding Condition Date.

(c)
To effect a waiver of a Condition Precedent for the benefit of more than one Benefiting Party, each Benefiting Party to the corresponding Condition Precedent must waive the Condition Precedent in accordance with subclause 3.2(b).

3.3	Obligations to satisfy Conditions Precedent

(a)
Each party specified in the table in Schedule 1 as the “Responsible Party” for a Condition Precedent must use all reasonable endeavours to facilitate the satisfaction of that Condition Precedent as expeditiously as possible and in any event before the applicable Conditions Date.

(b)	Nothing in this clause requires a party to waive the benefit of any Condition Precedent.

(c)	Each party must keep each other party informed of the progress towards satisfaction of its obligations under clause 3.3(a).

(d)	Each party must provide all reasonable assistance to each other party as is necessary to satisfy the Condition Precedents.

3.4	Result of non-satisfaction of Conditions Precedent

If the Conditions Precedent in clause 3.1 are not satisfied or waived under clause 3.2 on or before the Conditions Date, or becomes incapable of being satisfied or waived, either the Company or the Subscriber may terminate this agreement by giving written notice to the other parties at any time before Completion occurs.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

4.	Completion

4.1	Completion

Completion of the issue of the Subscription Shares under this agreement must take place at 11:00 a.m. at the offices of the Company five Business Days after the satisfaction of the last Condition Precedent, or such other time, day or place that the parties agree.

4.2	Subscriber’s obligations

At Completion the Subscriber must:

(a)	deliver to the Company an application for the Subscription Shares, duly completed and executed by the Subscriber (or its Nominee), in the form set out in Schedule 2 (Application Form); and

(b)
unless the Subscriber has notified the Company in writing that it wishes to complete on a “Delivery-versus-Payment” basis in CREST in accordance with clause 4.4, pay to the Company Solicitors on behalf of the Company the Subscription Payment (payable to the Company in Sterling) for the Subscription Shares by bank transfer to the Company Solicitors Bank Account in immediately available funds, or in any other form the Company may agree in writing to accept.

4.3	Completion on a Delivery-versus-Payment basis

At Completion, payment of the Subscription Funds by the Subscriber and delivery of Depository Interests in respect of the Subscription Shares by the Company will happen on a “Delivery-versus-Payment” basis through CREST, pursuant to and in accordance with the provisions of Clauses 4.4 to 4.6 (inclusive).  The Company agrees and covenants the Subscriber to apply for and do all things necessary to ensure that Depository Interests in respect of the Subscription Shares are enabled for transfer and settlement on a “Delivery-versus-Payment” basis through CREST with effect from Admission.

4.4	Subscriber’s CREST details

If the Subscriber wishes to complete on a “Delivery-versus-Payment” basis in CREST it shall not less than three Business Days prior to the date of Completion notify the Company accordingly and provide the Company with details of its CREST participant ID, CREST member account ID and CREST account name, and other CREST details as the Company may reasonably request. The Subscriber agrees and covenants with the Company to do all things necessary to input its CREST settlement instructions and ensure that these CREST settlement instructions are matched with the Company’s CREST matching criteria detailed in Clause by no later than 12.00 midday on the Business Day prior to the date of Admission.  In addition the Subscriber shall ensure that either its or its custodian’s CREST account allows for delivery and acceptance of Depository Interests in respect of the relevant number of Subscription Shares to be made prior to 11.00 a.m. on the date of Admission against payment by it of the Subscription Price.

4.5	Company’s CREST details

The Company’s CREST matching criteria for the purposes of Clause 4.5 is as follows:

Company:	IronRidge Resources Ltd;

SEDOL:	[***]

ISIN code:	[***]

CREST PART ID:	[***]

Stamp status:	Not applicable

Settlement currency:	Sterling.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

4.6	Depositary Interests to be credited to Subscriber’s CREST account

Subject to the Subscriber providing the Company with its CREST details pursuant to clause 4.4, the Company shall on the date of Admission credit that CREST account with Depository Interests in respect of the Subscription Shares.

4.7	Company’s obligations

At Completion the Company must:

(a)	issue and allot the Subscriber Shares to the Subscriber (or any Nominee nominated in the application submitted pursuant to clause 4.2(a)) conditional only on Admission;

(b)	instruct the Registrars to register the Subscriber (or any Nominee nominated in the application submitted pursuant to clause 4.2(a)) as the holder of the Subscriber Shares and:

(1)
if the Subscriber has not notified the Company in accordance with clause 4.4 that it wishes to complete on a “Delivery-versus-Payment” basis in CREST, deliver to the Subscriber (or any Nominee nominated in the application submitted pursuant to clause 4.2(a)) within three Business Days of Admission a share certificate in respect of the Subscription Shares; and

(2)
if the Subscriber has notified the Company in accordance with clause 4.4 that it wishes to complete on a “Delivery-versus-Payment” basis in CREST, on the date of Admission credit the CREST account of the Subscriber (or any Nominee nominated in the application submitted pursuant to clause 4.2(a)) with Depository Interests in respect of the Subscription Shares in accordance with the practice and procedures of CREST.

4.8	Conditions of issue of Subscription Shares

The Subscription Shares are issued subject to:

(a)	the Constitution;

(b)	the Corporations Act; and

(c)	the AIM Rules.

4.9	Simultaneous actions at Completion

In respect of Completion:

(a)	the obligations of the parties under this agreement are interdependent;

(b)	unless all obligations of the parties are complied with and fully effective, Completion will not occur; and

(c)	all actions required to be performed will be taken to have occurred simultaneously on the Completion Date.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

4.10	Subscriber Nominee

The Subscriber may nominate a Subsidiary of the Subscriber to subscribe for all of the Subscription Shares by notifying the Company in writing at least 2 Business Days prior to the Completion Date.

4.11	Effect of Admission

This agreement shall remain in full force and effect after Admission and all other matters, arrangements or transactions referred to in or contemplated by this agreement in respect of all obligations, agreements, covenants and undertakings contained in this agreement which have not been done, observed or performed at or prior to Admission.

4.12	Voluntary Escrow on Subscription Shares

(a)
The Subscriber agrees that during the Escrow Period , the Subscriber will not sell or dispose directly or indirectly, offer, sell, contract to sell, grant or sell any option to purchase, purchase any option or contract to sell, hypothecate, transfer, assign, lend, swap or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with (or agree to publicly announce any intention to do any of the foregoing), whether through the facilities of a stock exchange, by private placement or otherwise, any Subscription Shares unless any of the following occur:

(1)	there occurs a take-over bid or similar transaction involving a Change of Control of the Company;

(2)	the Company is suspended from trading on AIM for more than 20 Business Days (excluding any regulatory halt attributable to a reviewable transaction under the policies of AIM);

(3)
the Company is in material breach of its obligations or covenants under any of the Transaction Document, and does not remedy such breach within 10 Business Days of being notified of same in writing; or

(4)	the Company is delisted from AIM.

(b)
The Subscriber agrees to enter into a voluntary escrow deed to be prepared by the solicitors for the Company and to be in a common form for escrow of shares in an AIM listed company consistent with the terms and conditions of clause 4.12 above (Escrow Deed).

5.	Obligations of the Company prior to Completion

5.1	Company’s Conduct

From the date of this agreement to and including the Completion Date:

(a)	the Company Group must carry on the Business in the usual and ordinary course and substantially in the same manner as conducted at the date of this agreement;

(b)	the Company Group must:

(1)	maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practices; and

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(2)	comply with all Laws and all other laws, rules and regulations applicable to it and to the conduct of the Business;

(3)	maintain the Tenements in good standing;

(4)	maintain all Authorisations required to carry on the Business and hold the Tenements;

(5)	undertake exploration activities on the Tenements in the ordinary course;

(6)	other than the Demerger not, unless otherwise agreed in writing with the Subscriber:

(A)	make any major decisions which are likely to have a material impact on the Company, the Project Subsidiaries or the Project after the Completion Date;

(B)	issue any new shares or securities or grant any options, convertible securities or other entitlements of any kind other than those resulting from the exercise of rights under Existing Entitlements;

(C)	directly or indirectly transfer any shares or interest in the Company, the Project Subsidiaries, the Project or the Tenements to any third party;

(D)	sell all or part of the Project or any other direct or indirect disposal of any assets of the Company Group;

(E)	create or permit the creation of any Encumbrance over any shares or assets of the Project Subsidiaries, including the Project and the Tenements; or

(F)	enter into any transaction or agreement that results in a transfer of value out of the Company to the Company or any associates or Affiliates of the Company.

5.2	Additional Covenants

From the date of this agreement to and including the Completion Date:

(a)	The Company must keep the Subscriber informed with respect to any material issues in respect of the activities referred to in clause 5.1.

(b)	The Company must not do or fail to do anything as a result of which any of the Company Warranties are breached or become untrue, inaccurate or misleading.

(c)
The Company shall make,or cooperate as necessary in providing all information reasonably required in connection with the transactions contemplated in this agreement to the Subscriber in order for the Subscriber to comply with applicable laws, including any filings, meeting documents, reports, documents or applications as may be required to be filed by the Subscriber.

5.3	Board Approval to issue Subscription Shares

(a)
Subject to the satisfaction of the Conditions Precedent, the receipt of a duly completed and executed Application Form, the Company must, and must by no later than 5 Business Days following the Execution Date:

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(1)	hold a Board Meeting to approve the issue and allotment to the Subscriber (or any Nominee) of the Subscription Shares at Completion conditional only on Admission ; and

(2)	deliver a certified copy of the Board resolution to the Subscriber.

5.4	Application for Admission of Subscription Shares

(a)	The Company must:

(1)
execute or cause to be executed all such documents, to provide or cause to be provided all such information and to do or cause to be done everything required to be executed, provided or done by it (including making the necessary applications to the London Stock Exchange) to comply with the requirements of the AIM Rules and the London Stock Exchange for the purposes of, or in connection with, Admission; and

(2)	use all reasonable endeavours to procure that Admission occurs not later than 11.00 a.m. on the day which is[5 Business Days after the Completion Date.

5.5	Shareholder Approval

In connection with the satisfaction of the Shareholder approval Condition Precedent in item E of Schedule 1, the Company must:

(a)
prepare a notice of meeting (Notice of Meeting) to seek the approval of Shareholders for all purposes, including any approvals reasonably required by the Company to carry out the transactions contemplated by this Agreement, and:

(b)	consult in good faith with the Subscriber in relation to the form and content of the Notice of Meeting; and

(c)	use its best endeavours to procure that each member of the Board:

(1)	publicly recommends that Shareholders vote in favour of the required resolution; and

(2)	votes, or procures the voting of, any Shares held or controlled by the Directors in favour of the resolution; and

(d)	convene a general meeting and dispatch the Notice of Meeting to its Shareholders as soon as reasonably practicable after the Execution Date.

5.6	Public Announcements

(a)	Immediately after this agreement has been signed, the Company and the Subscriber will each release their Transaction Announcements. The Press Announcement shall comply in all respects with all Laws.

(b)
No press release or other announcements relating to this agreement may be made without prior consultation between the parties and the parties must co-operate as to the timing and contents of any such announcement.

(c)	Clause 5.6(b) does not apply to:

(1)	the Transaction Announcements; or

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(2)
a public announcement, communication or circular issued by a party which is required by law or the rules of stock exchange on which that party’s securities or the securities of any of its related bodies corporate are quoted, if the party required to release or send it has, if practicable, first consulted with the other party regarding the contents and manner of making thereof and provided the Subscriber with reasonable time to provide comments thereon and then taken into account the reasonable requirements of the other party.

6.	Appointment of Director

(a)
Following Completion, for so long as the Subscriber Group holds in aggregate at least 9% of the Shares on issue, the Subscriber will have the right, but not the obligation, to appoint one person as a non-executive director of the Company who must also be an employee or officer of the Subscriber (Nominated Director).

(b)
The Subscriber will consult with the Board prior to any nomination under clause (a) and seek to nominate a person that has the requisite business acumen and relevant experience, is otherwise suitable to be a director of the Company; and is suitable to be a director of a company listed on AIM in accordance with the AIM Rules.

(c)	The Subscriber may:

(1)	seek to appoint a director by written notice to the Company specifying the identity of the person to be appointed as a director; or

(2)	seek to replace a director nominated by the Subscriber under clause (c)(a) by written notice to the Company specifying the identity of the person to be replace as a director and their replacement.

(d)
The Subscriber acknowledges that a Nominated Director appointed under clause (a) holds office until the next annual general meeting of the Company and is then eligible for re-election at that meeting pursuant to the Constitution and the AIM Rules.

(e)	The Company must ensure that the Nominated Director is proposed for election at the next annual general meeting of the Company convened after his or her appointment.

(f)
If a Nominated Director is not re-elected at an annual general meeting of the Company, the Subscriber may nominate another Nominated Director to replace that director (which, to avoid doubt, cannot be the same person who was not re-elected by Shareholders at the previous annual general meeting); and

(g)
The Nominated Director may provide the Subscriber with any information acquired by the Nominated Director in his or her capacity as a director of the Company provided that such information is provided to the Subscriber in a manner that does not conflict with any information protocols to be agreed between the Subscriber and the Company.

7.	Company Undertakings following Completion

7.1	Access to Information

(a)	Following Completion;

(1)	for so long as the Subscriber Group continue to hold such number of Shares which give rise to reporting obligations under applicable law; and

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(2)	subject to compliance by the Subscriber with the confidentiality obligations set forth in clause 14.13,

the Subscriber will be entitled on reasonable notice to the Company ,to inspect and make copies of information from the Company in relation to the Company Group including, but not limited to all books, records, accounts, working papers, budgets and cash flows, financial information, technical studies and documents in the possession of the Company Group relating to the Business, assets, affairs of the Company Group (Disclosure Information) to the extent to which such information is needed by the Subscriber Group to comply with its reporting obligations under applicable law.(Reporting Obligations)

(b)
The Subscriber shall liaise and consult with the Company in respect of preparation of any notice or other form of disclosure to a Government Body to comply with its Reporting Obligations, which contains any part of the Disclosure Information and agrees to provide a copy of the same as soon as reasonably practicable to the Company.

8.	Default

8.1	Failure to Complete

In the event no Subscription Shares have been issued and the Subscriber fails to comply with the provisions of this Agreement or any of them then (in addition to any other remedy available to the Company) the Company may:

(a)	without notice to the Subscriber, terminate this Agreement; and/or

(b)	sue the Subscriber for breach of contract.

8.2	Enforcement of rights

In the event that any Subscription Shares have been issued to the Subscriber and the Subscriber fails to comply with the provisions of this Agreement or any of them (Default) then (in addition to any other remedy available to the Company) the Company may:

(a)	exercise the rights afforded to it by the Constitution against the Subscriber as a member of the Company and as holder of the Subscription Shares; and/or

(b)	where the Default occurs before the Completion Date, without notice to the Subscriber, terminate this Agreement; and/or

(c)	sue the Subscriber for breach of contract.

8.3	Indemnity

Each party (Indemnifying Party) indemnifies the other party (Indemnified Party) against any loss which the Indemnified Party sustains as a result of the Indemnifying Party’s Default.  Without limiting the generality of this indemnity, the Indemnified Party’s loss is expressly agreed to include all of the legal costs which the Indemnified Party may incur (whether calculated on a time charge basis or otherwise).

8.4	Termination of agreement

If this agreement is terminated, then:

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(a)	subject to paragraph 8.4(b), each party is released from its obligations under this agreement; and

(b)	each party retains the rights it has against any other party in connection with any breach or Claim that has arisen before termination.

A termination of this agreement under this clause 7 will not affect any other rights a party may have against another party at law or in equity.

9.	Warranties by Company

9.1	Company Warranties

The Company represents and warrants to the Subscriber that except as set forth in the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the representations and warranties set forth in Schedule 3 are true and complete on the Execution Date and on the Completion Date, except as otherwise indicated (Company Warranties).

9.2	Accuracy

The Company represents and warrants to the Subscriber that each Company Warranty is correct and not misleading in any material respect on the Execution Date and Completion Date.

9.3	Separate Warranties

Each Company Warranty is to be treated as a separate representation and warranty.  The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

9.4	Qualifications

Each Company Warranty is to be read down and qualified to the extent that a Company Warranty is incorrect or misleading having regard to the specific information fairly disclosed in relation to a specified IRR Warranty:

(a)	in the Disclosure Schedule relating to the specified IRR Warranty;

(b)	in the due diligence materials provided by IRR to PLI and PLG through the due diligence folder referenced in Schedule 7 of the Project Agreement prior to the Execution Date; or

(c)
the Company’s continuous disclosure record for the period of 12-month preceding the date of this Agreement relating to the specified Company Warranty. No amount will be recoverable by the Subscriber in respect of any breach of Company Warranty to the extent that the breach arises by reason of or in relation to any such information.

9.5	No warranties about forecast information

The Company does not make any representations or warranties that any estimates, projections, forecasts or other forward-looking information provided to the Subscriber is accurate or complete but has prepared such estimates, projections, forecasts and other forward looking information in good faith and with due care and diligence.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

10.	Warranties by Subscriber and Guarantor

10.1	Guarantor and Subscriber’s warranties

In this section 9.1 a reference to Relevant Company is a reference to each of the Subscriber and Guarantor.

The Subscriber and Guarantor represents and warrants to the Company that (Subscriber and Guarantor Warranties):

(a)	the Relevant Company (is duly incorporated;

(b)	the Relevant Company (and any Nominee) is duly authorised to enter into the Transaction Documents and empowered to do so;

(c)	no corporate act or proceeding on the part of the Relevant Company (and any Nominee) or its members is necessary to authorise this agreement or the Transaction Documents;

(d)	this agreement constitutes a valid and binding agreement of the Relevant Company (and any Nominee) enforceable in accordance with its terms;

(e)
neither the execution and delivery of this agreement or of the Transaction Documents to be executed by the Relevant Company under this agreement or the consummation by the Relevant Company  of the transactions contemplated by the Transaction Documents will conflict with or constitute a default under any term or provision of the Constitution of the Relevant Company or of any agreement, arrangement, commitment, understanding or restriction of any kind or character to which the Relevant Company is a party or by which the Relevant Company is bound;

(f)
the Relevant Company is a person to whom an invitation or offer to subscribe for the Subscription Shares in the manner contemplated by this agreement is permitted by the laws of the jurisdiction in which the Relevant Company) is registered, resides or is situated and to whom the Subscription Shares can lawfully be issued under all Laws, without the need for any registration, filing or lodgement;

(g)
the Relevant Company is in compliance with all relevant laws and regulations (including, without limitation, the prohibitions on insider trading in section 1043A of the Corporations Act and the requirements of the Foreign Acquisitions and Takeovers Act 1975);

(h)
the Relevant Company understands that the offer and sale to of the Subscription Shares have not been and will not be registered under the U.S. Securities Act of 1933 (Securities Act), or any state or other jurisdiction in the United States and that, therefore, such Subscription Shares cannot be offered, sold, pledged, transferred or otherwise disposed of unless and until they are registered under the Securities Act (which you acknowledge the Company has no obligation to do) or sold in a transaction exempt from, or not subject to, the Securities Act;

(i)
the Relevant Company is not engaged in the business of distributing Relevant Company or, if it is, the Relevant Company agrees that it will not offer or sell in the United States or to, or for the account or benefit of, any U.S. Person:

(1)
any Subscription Shares the Relevant Company acquires under this agreement at any time except in a transaction registered under the Securities Act (which the Relevant Company acknowledges the Company has no obligation to do); or

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(2)
any Shares the Relevant Company acquires other than under this agreement until 40 days after the date on which the Relevant Company acquires the Shares, except in a transaction exempt from the registration requirements of the Securities Act. Notwithstanding the foregoing, the Relevant Company may sell Shares in standard (regular brokered) transactions on AIM if the Relevant Company does not know, or has no reason to know, that the sale has been prearranged with, or that the purchaser is, or is acting for the account or benefit of, a person in the United States or a U.S. Person;

(j)	the Relevant Company has had access to all information that it believes is necessary or appropriate in connection with the agreement;

(k)
the Relevant Company has made and relied upon its own assessment of the Company and has conducted its own investigation with respect to the Subscription Shares and the Company including, without limitation, the particular tax consequences of acquiring, owning or disposing of the Subscription Shares in light of its particular situation as well as any consequences arising under the laws of any other taxing jurisdiction;

(l)
the Relevant Company acknowledges that this agreement does not constitute a securities recommendation or financial product advice and that the Company has not had regard to the Relevant Company’s particular objectives, financial situation and needs;

(m)	the Relevant Company acknowledges that an investment in the Subscription Shares involves a degree of risk;

(n)
the Relevant Company confirms that it is not a Related Party of the Company (as that term is defined in the Corporations Act) nor would an issue of securities to the Relevant Company by the Company require shareholder approval under the Corporations Act;

(o)
that the Relevant Company, is not involved in any proceeding by or against it as a debtor before any Governmental Body under Corporations Act , the United States Bankruptcy Code or any other insolvency or debtors’ relief act or law applicable to the Relevant Company for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the assets of the Relevant Company.  The Relevant Company after giving effect to the consummation of the transactions contemplated by this agreement, will not be “insolvent” under the any bankruptcy or insolvency law applicable to the Relevant Company;

(p)	there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to their knowledge, currently threatened;

(1)	against the Relevant Company or any officer, director or key employee of the Relevant Company;

(2)	that questions the validity of the Transaction Documents or the right of the Relevant Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents ; or

(3)	that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(q)
neither the Relevant Company nor, to its knowledge, any of its officers, directors or key employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Government Body or instrumentality (in the case of officers, directors or key employees, such as would affect the Relevant Company;

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(r)
neither the Relevant Company, nor any of its directors, officers, agents, distributors, employees or other persons associated with or acting on their behalf have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of ;

(1)	influencing any official act or decision of such official, party or candidate;

(2)	inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority; or

(3)
securing any improper advantage, in the case of (1) and (2) above in order to assist the Relevant Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person;

(s)
neither the Relevant Company, nor any of its directors, officers, agents, distributors, employees or other persons associated with or acting on their behalf have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation;

(t)
there are no pending or, to the Relevant Company’s knowledge (including after reasonable inquiry of the employees, consultants, advisors and others of the Relevant Company that would reasonably be expected to have actual knowledge), threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Relevant Company with respect to the FCPA;

(u)
to the Relevant Company knowledge (including after reasonable inquiry of the employees, consultants, advisors and others of the Relevant Company that would reasonably be expected to have actual knowledge), there are no actions, conditions or circumstances pertaining to the Relevant Company’s activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits or other court actions under the FCPA; and

(v)
the Relevant Company and each of its Affiliates and Subsidiaries maintain policies and procedures and systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA and any other applicable anti-bribery or anti-corruption law.

10.2	Accuracy

The Subscriber and Guarantor represents and warrants to the Company that each Subscriber and Guarantor Warranty is correct and not misleading in any material respect on the Execution Date and as at the time immediately before Completion.

10.3	Continued Operation

The Subscriber and Guarantor Warranties will remain in full force and effect after the Completion Date despite Completion occurring.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

10.4	Separate Warranties

Each Subscriber and Guarantor Warranty is to be treated as a separate representation and warranty.  The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

11.	Guarantee

11.1	Guarantee

In consideration of the Company entering into this Agreement, the Guarantor:

(a)	unconditionally and irrevocably guarantees to the Company on demand the due and punctual payment of the Subscription Payment by the Subscriber;

(b)	separately indemnifies the Company entity against:

(1)
any liabilities which may be incurred or sustained by the Company in connection with any default or delay by the Subscriber in the due and punctual payment of the Subscription Payment under this Agreement which is not recoverable from the Subscriber; and

(2)	any portion of the Subscription Payment the Subscriber would have been liable to pay to the Company, or which would have been recoverable by the Company, but for the Subscriber’s liquidation; and

on demand from time to time, will pay an amount equal to any unpaid portion of the Subscription Payment which is then due and payable by the Subscriber to the Company under this Agreement.

11.2	Extent of Guarantee

The liability of the Guarantor under this clause shall not be released or discharged (in whole or in part) by:

(a)	any time, concession, waiver or indulgence being given by the Company to the Subscriber for or in relation to the observance or performance of the Subscriber’s obligations under this agreement; or

(b)	any variation being made to the terms of this agreement or the subsequent termination of this agreement (otherwise than by the Subscriber by due exercise of its rights under this agreement).

11.3	Principal and independent obligation

This clause 11 is a principal and independent obligation. It is not ancillary or collateral to any other document, agreement, right or obligation and extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Guarantor.

11.4	Continuing guarantee and indemnity

This clause 11:

(a)	extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Guarantor;

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(b)	is a continuing guarantee and indemnity; and

(c)	remains in full force and effect for so long as any portion of the Issue Price remains unpaid.

11.5	Rescission or payment

(a)	If for any reason (including under any applicable law relating to insolvency, fiduciary obligations or the protection of creditors):

(1)
all or part of any transaction of any nature (including any payment or transfer) that affects or relates in any way to the money that the Guarantor is or may be liable to pay to the Company under this clause 11 is void, set aside or voidable; or

(2)	the Company is required to return or repay any money or asset received by it under any such transaction or the equivalent in value of that money or asset,

then the Company will immediately become entitled against the Guarantor to the payment of the Issue Price.

(b)	Unless the parties expressly agree otherwise in writing, this clause 11.5 continues after the revocation, discontinuance or discharge of this Agreement.

12.	Goods and Services Tax

12.1	Taxable supply

If any supply made under this agreement is subject to GST the party to whom the supply is made (Recipient) must pay to the party making the supply (Supplier), subject to the Supplier issuing to the Recipient a valid Tax Invoice complying with the GST Law, an additional amount equal to the GST payable on that supply.  The additional amount is payable at the same time and in the same manner as the consideration for the supply, unless a Tax Invoice has not been issued in which case the additional amount is payable on receipt of a Tax Invoice.  This clause does not apply to the extent that the consideration for a supply is expressed to be GST inclusive.

12.2	Reimbursements

If any party is required to reimburse or indemnify another party for a cost, expense or liability (Cost) incurred by that party, the amount of that Cost for the purpose of this agreement is the amount of the Cost incurred less the amount of any credit or refund of GST which the party incurring the Cost (or the representative member of any GST Group of which that party is a member) is entitled to claim in respect of the Cost.

12.3	Definitions

In this clause:

GST has the same meaning given to it in the GST Law.

GST Group has the same meaning given to it in the GST Law.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

GST Law has the meaning given to it in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Tax Invoice means a document that complies with the requirements of the GST Law for a tax invoice.

13.	Notices

13.1	Form

Any notice or other communication to or by any party must be:

(a)	in writing and in the English language;

(b)	addressed to the address of the recipient in clause 13.4 or to any other address as the recipient may have notified the sender; and

(c)	be signed by the party or by an Authorised Officer of the sender.

13.2	Manner

In addition to any other method of service authorised by law, the notice may be:

(a)	personally served on a party;

(b)	left at the party’s current address for service;

(c)	sent to the party’s current address for service by prepaid ordinary mail or if the address is outside Australia by prepaid airmail; or

(d)	sent by electronic mail to the party’s electronic mail address.

13.3	Time

If a notice is sent or delivered in the manner provided in clause 13.2 it must be treated as given to or received by the addressee in the case of:

(a)	delivery in person, when delivered;

(b)	delivery by post:

(1)	in Australia to an Australian address, the fourth Business Day after posting; or

(2)	in any other case, on the tenth Business Day after posting; and

(c)	electronic mail, when the sender’s computer reports that the message has been delivered to the electronic mail address of the addressee,

but if delivery is made after 5.00pm on a Business Day it must be treated as received on the next Business Day in that place.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

13.4	Initial details

The addresses and numbers for service are initially as set out in the Reference Schedule.

13.5	Changes

A party may from time to time change its address or numbers for service by notice to each other party.

14.	Governing law and jurisdiction

14.1	Governing law

This agreement is governed by and construed in accordance with the laws of New South Wales.

14.2	Jurisdiction

Each party irrevocably:

(a)
submits to the non-exclusive jurisdiction of the courts of New South Wales and the courts competent to determine appeals from those courts, with respect to any proceedings which may be brought at any time relating to this agreement; and

(b)
waives any objection it may now or in the future have to the venue of any proceedings, and any claim it may now or in the future have that any proceedings have been brought in an inconvenient forum, if that venue falls within paragraph 14.2(a).

15.	Miscellaneous

15.1	Exercise rights

A single or partial exercise or waiver by a party of any right under or relating to this agreement will not prevent any other exercise of that right or the exercise of any other right.

15.2	Merger

If the liability of a party to pay money under this agreement becomes merged in any deed, judgment, order or other thing, the party liable must pay interest on the amount owing from time to time under that deed, judgment, order or other thing at the higher of the rate payable under this agreement and that fixed by or payable under that deed, judgment, order or other thing.

15.3	No merger

No provision of this agreement merges on or by virtue of Completion.

15.4	Moratorium legislation

Any law which varies prevents or prejudicially affects the exercise by a party of any right, power or remedy conferred on it under this agreement is excluded to the extent permitted by law.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

15.5	No assignment

A party must not assign, transfer or novate all or any part of its rights or obligations under or relating to this agreement or grant, declare, create or dispose of any right or interest in it, without the prior written consent of each other party.  A party is not required to give consent or to justify the withholding of consent.

15.6	Remedies cumulative

The rights and remedies under this agreement are cumulative and not exclusive of any rights or remedies provided by law.

15.7	Severability

If a provision of this agreement is illegal, invalid, unenforceable or void in a jurisdiction it is severed for that jurisdiction and the remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.  This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

15.8	Costs

Each party is responsible for all its own costs incurred in the performance of this agreement including legal costs.

15.9	Variation

An amendment or variation to this agreement is not effective unless it is in writing and signed by the parties.

15.10	Waiver

(a)	A party’s waiver of a right under or relating to this agreement, whether prospectively or retrospectively, is not effective unless it is in writing and signed by that party.

(b)	No other act, omission or delay by a party will constitute a waiver of a right.

15.11	Counterparts

This agreement may be executed in any number of counterparts each of which will be considered an original but all of which will constitute one and the same instrument.  A party who has executed a counterpart of this agreement may deliver it to, or exchange it with, another party by emailing a pdf (portable document format) copy of the executed counterpart to that other party.

15.12	Whole agreement

This agreement:

(a)	is the entire agreement and understanding between the parties relating to the subject matter of this agreement; and

(b)	supersedes any prior agreement, representation (written or oral) or understanding on anything connected with that subject matter.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

15.13	Confidentiality

A party may not disclose the contents or terms of this agreement or any information or documents received by it in connection with the negotiation of this agreement or pursuant to the provisions of this agreement without the prior written consent of the other party except to the extent that:

(a)	disclosure is permitted by the express terms of this agreement;

(b)	the information is available to the public generally (except as a result of a previous breach of this clause);

(c)	that party is required to make the disclosure by law, a stock exchange or any Government Body; or

(d)	the disclosure is made on a confidential basis to the representatives of that party or the professional advisers to this agreement for the purpose of obtaining professional advice.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Schedule 1 - Conditions Precedent

	Condition Precedent	Responsible Party	Benefiting Party	Condition Date
A	The Company obtaining Shareholder approval for the issue of the Subscription Shares	Company	Subscriber	August 31, 2021
B	The satisfaction or waiver of all of the Initial Interest Conditions Precedent save for Completion hereunder.	Company / Subscriber	Company / Subscriber	August 31, 2021
C	No change resulting in a Material Adverse Effect having occurred prior to the Conditions Date.	Company	Subscriber	August 31, 2021

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Schedule 2 - Application for Subscription Shares

To:	IronRidge Resources Ltd ACN 127 215 132 (Company)

Level 33, Australia Square, 264 George Street, Sydney NSW 2000

Attention:	The Directors

Date:

Dear Sirs

Application for shares pursuant to Subscription Agreement dated [insert date]

Piedmont Lithium Ghana Holdings, Inc. or its Nominee, of 32N Main Street, Belmont, NC 28012, United States:

1.	hereby applies for the issue of fully paid ordinary shares in the capital of the Company as calculated below (Subscription Shares);

Subscription Shares to be issued = 54,000,000 Shares

Issue Price = 20 pence per Subscription Share

Subscription Payment = £10,800,000

2.	agrees to pay the Subscription Payment the Business Day following the satisfaction of the Conditions Precedent in accordance with the Subscription Agreement; and

3.	agrees to be bound by the Constitution of the Company.

Capitalised terms which are used but not defined in this application have the meaning given to them (if any) in the Subscription Agreement.

Executed by Piedmont Lithium Ghana Holdings, Inc. or its Nominee	Date:

Director	Director/Secretary

Print full name and title	Print full name and title

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Schedule 3 – Company Warranties

1.	Status

(a)	The Company is a limited liability company registered in Australia.

(b)
The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.

(c)
The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on its business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations.

2.	Power

The Company has full power and authority to:

(a)	own its property and to carry on its business as it is now being conducted; and

(b)	enter into the Transaction Documents and to carry out the transactions that each Transaction Document contemplates.

3.	Corporate authority

Other than as set out in this agreement, the Company has taken all corporate action that is necessary or desirable to authorize its entry into the Transaction Documents and to carry out the transactions contemplated by each Transaction Document.

4.	Authorisations

The Company and its Subsidiaries hold valid Authorisations (and are complying with any conditions to which any Authorisation is subject) that are necessary or desirable:

(a)	to enable the Company to properly execute the Transaction Documents and to carry out the transactions that each Transaction Document contemplates; or

(b)	to ensure that each Transaction Document is legal, valid, binding and admissible in evidence,

(c)	for the carrying on of exploration activities (including the filing of applications for the renewal of such Authorisations),

and have not received any notice, whether written or oral, prior to the Completion Date alleging that they do not have the requisite Authorisation for exploration activities or that they are in breach of the terms of any Authorisation, applicable law or regulation or any order, judgement or award of any court, tribunal or Government Body.

5.	Transaction Documents effective

Each Transaction Document constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally), subject to any necessary stamping or registration as disclosed in Schedule 4.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

6.	Insolvency

In respect of each member of the Company Group:

(a)	it has not gone, or proposed to go, into liquidation;

(b)	it has not passed a winding up resolution or commenced steps for winding up or dissolution;

(c)	it has not received a deregistration notice under section 601AB of the Corporations Act or applied for deregistration under section 601AA of the Corporations Act;

(d)
it has not been presented or threatened with a petition or other process for winding up or dissolution and, to the Company’s knowledge, there are no circumstances justifying a petition or other process;

(e)
no receiver, receiver and manager, judicial manager, liquidator, administrator, official manager has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the relevant body corporate, and, to the Company’s knowledge, there are no circumstances justifying such an appointment; or

(f)	it has not entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment of the benefit of its creditors or class of them.

7.	Capital Structure

As at the date of this agreement, the capital structure of the Company and the Shares issued and outstanding are as follows:

Capital Structure as at 22 June 2021	Number

Shares on Issue	516,114,246

Unlisted options, warrants and performance rights not yet exercised:	42,250,000
Unlisted employement options	12,150,000
Unlisted performance rights	2,796,214
Unlisted broker warrants	57,196,214

8.	Ownership

The Subscriber will acquire at Completion:

(a)	the full legal and beneficial ownership of the Subscription Shares free and clear of all Encumbrances, subject to registration of the Subscriber in the register of shareholders;

(b)	the Subscription Shares free of competing rights, including pre-emptive rights or rights of first refusal; and

(c)	Subscription Shares that are fully paid and have no money owing in respect of them.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

9.	No contravention

Neither the Company’s execution of each Transaction Document nor the carrying out by it of the transactions that each Transaction Document contemplates, does or will:

(a)	contravene any law to which it or any of its property is subject or any order of any Government Body that is binding on it or any of its property;

(b)	contravene any Authorisation;

(c)	contravene any agreement binding on it or any of its property;

(d)	contravene its Constitution; or

(e)	require it to make any payment or delivery in respect of any financial accommodation before it would otherwise be obliged to do so.

10.	Material Conflicts

The Company warrants that the execution and performance of this agreement by it will not result in a conflict with, or result in a breach of, or constitute a default, or give rise to any right of termination, acceleration or cancellation under, any material contract to which a member of the Company Group is a party.

11.	Title and Tenements

The Company warrants that:

(a)	the Company Group is the sole and lawful holder of the Tenements and the Tenements are free and clear of any Encumbrances, other than those noted in Schedule 4;

(b)	other than the Tenements, the Company Group does not hold any other mineral rights in Ghana;

(c)	all Tenements have been validly granted or applied for in accordance with all applicable laws, rules and regulations;

(d)
the Tenements are in good order and standing and all filings required to maintain them have been properly and timely done with the appropriate Government Body, and all terms and conditions of the Tenements have been complied with by the Company Group in all material respects;

(e)	to the Company’s knowledge:

(1)
the Tenements are not liable to cancellation or forfeiture and, where appropriate, exemptions from the expenditure conditions attaching to the Tenements have been duly obtained and all obligations in respect of all applicable laws (including environmental laws), rules and regulations have been complied with;

(2)	all rent and other payments due in respect of the Tenements has been paid; and

(3)	no person other than the Company Group holds any rights to explore, prospect or mine any part of the Tenements, other than those noted in Schedule 4;

(f)	no member of the Company Group is a party to any agreement or arrangement in respect of the Tenements under which it is bound to:

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(1)	share the profits with or pay any royalties to third parties (other than to Government Bodies or as disclosed in Schedule 4); or

(2)	waive or abandon any rights to which it may be entitled; and

(g)
to the Company’s knowledge, no member of the Company Group is, or will become, liable to any third party in connection with any act or omission by a member of the Company Group on the Tenements to the extent that such liability arises from the activities of a member of the Company Group on or within the Tenements, other than those noted in Schedule 4.

12.	No litigation

There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened;

(1)	against the Company or Company Group or any officer, director or key employee of the Company Group; or

(2)
that questions the validity of the Transaction Documents or the right of the Company or a member of the Company Group to enter into them, or to consummate the transactions contemplated by the Transaction Documents; or

(3)	that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

13.	Anti-Bribery and Corruption

(a)
Neither the Company, any member of the Company Group nor any of their directors, officers, agents, distributors, employees or other Persons associated with or acting on their behalf have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of ;

(4)	influencing any official act or decision of such official, party or candidate;

(5)	inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority; or

(6)
securing any improper advantage, in the case of (1) and (2) above in order to assist any member of the Company Group or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person;

(e)
neither the Company, any member of the Company Group, nor any of their directors, officers, agents, distributors, employees or other Persons associated with or acting on their behalf have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation;

(f)
there are no pending or, to the Company’s knowledge (including after reasonable inquiry of the employees, consultants, advisors and others of the Company Group that would reasonably be expected to have actual knowledge), threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company Group with respect to the FCPA;

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(g)
to the Company’s knowledge (including after reasonable inquiry of the employees, consultants, advisors and others of the Company Group that would reasonably be expected to have actual knowledge), there are no actions, conditions or circumstances pertaining to the Company Group’s activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits or other court actions under the FCPA; and

(h)
the Company and each of its Affiliates and Subsidiaries maintain policies and procedures and systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA and any other applicable anti-bribery or anti-corruption law.

14.	No trust

It is not entering into any of the Transaction Documents as trustee of any trust or settlement.

15.	Not unenforceable

There is no circumstance which could make the Transaction Documents or any transaction contemplated by a Transaction Document void, voidable or unenforceable under any applicable law.

16.	Quotation

The Shares are admitted to trading on AIM and no order ceasing or suspending trading in any securities of the Company or prohibiting the sale or issuance of the Subscription Shares or the trading of any of the Shares has been issued and no (formal or informal) proceedings for such purpose are pending or, have been threatened. The Company has not taken any action which would reasonably be expected to result in the cancellation of the admission of the Shares to trading on AIM.

17.	Disclosure

(a)
To the Company’s knowledge, the information prepared by or on behalf of the Company and provided to the Subscriber in connection with the offer, subscription and issue of the Subscription Shares or this agreement is accurate in all material respects. The Company has not provided any information to the Subscriber that, to the Company’s knowledge, is misleading in any material respect and, to the Company’s knowledge, no information has been omitted that would render such information misleading in any material respect.

(b)
All statements of fact contained in the Transaction Announcement are true and accurate in all material respects and all expressions of opinion, intention and expectation of the Company contained in the Press Announcement are true and are not misleading in any material respect and are honestly held by the Company and fairly based and have been made after due and careful enquiry and consideration.

(c)	The contents and distribution of the Transaction Announcement, and the allotment and issue of the Subscription Shares in the manner proposed will comply with, the relevant provisions of all Laws.

(d)	In respect of all documents issued, and announcements made, by the Company through or on behalf of a Regulatory Information Service (“Publicly Available Information”):

(1)	all statements of fact contained therein were when made true and accurate in all material respects and were when made not misleading in any material respect;

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

(2)
no Publicly Available Information omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect;

(3)
all forecasts, estimates, expressions of opinion, belief, intention and expectation contained therein were when made fair and honestly held and were made on reasonable grounds after due and careful consideration capable of being properly supported in all material respects; and

(4)	each of such documents and announcements complied in all respects with all Laws.

In this paragraph (d) a “document” means a document issued, and an “announcement” means an announcement released to a Regulatory Information Service or otherwise made to the public or press by or on behalf of the Company.

(e)
The Company is in compliance with its obligations under all Laws and with its periodic and continuous disclosure obligations under the AIM Rules and the Corporations Act including its obligation to announce through a Regulatory Information Service all new developments which are not public knowledge which, if made public, would be likely to lead to a significant movement in the price of its Shares including any matters concerning a change in its financial condition, its sphere of activity, the  performance of its business or its expectation of its performance.

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Schedule 4 - Disclosure Schedule

Without limitation to the provision in clause 9.4, the warranties contained in Schedule 3 of this Agreement are completed or, as applicable, qualified to the extent of the following due diligence materials provided by IRR to PLI and PLG which have been disclosed and made available in the following due diligence folder at

[***]

Warranty 7 listed in Schedule 3 is qualified by the following:

(a)	Employee and Executive Share Option Loan Plan (Approved at 2018 AGM).pdf

Warranty 11 listed in Schedule 3 is qualified by the following:

(b)	Merlink Resources Ltd has pending applications for the areas within the Tenements being:

(1)	Winneba North (historically known as RL3/18R); and

(2)	Winneba South (historically known as RL3/18R),

(collectively, the Merlink Applications).

(b)	the Merlink Applications are being processed.

(c)	as a matter of caution, Green Metal Resources Ltd has also applied for exploration licences over the same area as the Merlink Applications.

(d)	persons other than the Company Group do hold any rights to explore, prospect or mine any part of the Tenements, for Minerals other than Lithium.

(e)	The Company has entered into the following agreements in respect of the Tenements:

No	Agreement	Date
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]

(f)	The Government is entitled to royalties on mining production from the Tenements under the Mining Act.

(g)	The following Authorisations are held in respect of the Tenements:

[***]

Certain information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Share Subscription Agreement

Schedule 5 – Tenements

[***]

HopgoodGanim Lawyers

Share Subscription Agreement

Signing page

Executed by IronRidge Resources Ltd ACN 127 215 132

Director	Director/Secretary

Print full name of Director	Print full name of Director/Secretary

Executed by Piedmont Lithium Ghana Holdings Inc.	Date:

Director	Director/Secretary

Print full name and title	Print full name and title

Executed by Piedmont Lithium Inc.

Company Secretary/ Secretary	Director

Print full name of Company Secretary/ Secretary	Print full name of Director

HopgoodGanim Lawyers